UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2023
Anterix Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36827	33-0745043
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3 Garret Mountain Plaza Suite 401 Woodland Park, NJ	07424
(Address of principal executive offices)	(Zip Code)
(973) 771-0300
Registrant’s telephone number, including area code
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of Each Exchange on which registered
Common Stock, $0.0001 par value	ATEX	The Nasdaq Stock Market LLC
(NASDAQ Capital Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2023, the Board of Directors (the “Board”) of Anterix Inc. (the “Company”), based on the recommendation of the Board’s Nominating and Corporate Governance Committee, increased the size of the Board to nine directors and appointed Jeffrey Altman as a member of the Board, effective immediately. The Board determined that Mr. Altman qualifies as an independent director pursuant to the Securities Exchange Act of 1934, as amended, and the listing standards of the Nasdaq Stock Market. The Board also appointed Mr. Altman to the Strategy committee of the Board.

Mr. Altman is the Managing Partner and Chief Portfolio Manager of Owl Creek Asset Management, L.P. (“Owl Creek”). Owl Creek serves as the investment manager to, and has the power to direct the voting and investment activities of, each of the funds managed by Owl Creek. Mr. Altman founded. Owl Creek and launched the Owl Creek Flagship Funds in February 2002, followed by the Owl Creek Socially Responsible Investment Fund in May 2006, the Owl Creek Credit Funds in July 2012, the Owl Creek MGM Fund in November 2016, the OC Opportunities Fund II in October 2018, the Owl Creek Special Situations Fund, L.P. in April 2019, and the OC Opportunities Fund III in May 2021. As Chief Portfolio Manager, Mr. Altman directs all aspects of research and trading on all investments and leads the investment group at Owl Creek in a team approach to gathering consensus on investment ideas. Additionally, Mr. Altman is a member of Owl Creek’s Risk Management Committee. Prior to forming Owl Creek, Mr. Altman began working for Franklin Mutual Advisers, LLC in 1988 and, from 1996 to 2001, he served as a portfolio manager and head of a group that managed a portfolio of distressed securities with a value of more than $2.4 billion. During Mr. Altman’s 13 years at both Franklin Mutual and Heine Securities Corporation, the former advisor to the Mutual Series family of funds, he served in various capacities, including junior and senior analyst positions, head trader of the bankruptcy and distressed group, senior vice president and senior portfolio manager. Mr. Altman earned a B.S.M. in Management from the A.B. Freeman School of Business at Tulane University in 1988. Mr. Altman has established extensive contacts in the investment community, including CEOs, portfolio managers, industry experts, sell-side analysts, and attorneys.

The Company entered into an Indemnification Agreement with Mr. Altman. The Indemnification Agreement provides for indemnification and advancement of litigation and other expenses to Mr. Altman to the fullest extent permitted by law for claims relating to his service to the Company or its subsidiaries. The Company filed its form of indemnification agreement with the SEC on December 19, 2014 as Exhibit 10.9 to the Company’s Registration Statement on Form S-1 and is incorporated herein by reference.

Owl Creek and Mr. Altman requested the Company’s Board to consider Mr. Altman’s appointment to the Board and the Strategy committee. No formal agreements between the Company and Owl Creek or Mr. Altman require the Board to appoint Mr. Altman to the Board or to nominate Mr. Altman for service on the Board at future annual stockholder meetings. The Board expects to nominate Mr. Altman for service as a director at the Company’s 2023 annual meeting of stockholders to serve until the Company’s 2024 annual meeting of stockholders.

In connection with Mr. Altman’s appointment to the Board, the Company entered into standard confidentiality agreements with each of Mr. Altman and Owl Creek, which impose non-disclosure and limited use restrictions on the Company’s confidential information.

Under the terms of his confidentiality agreement, Mr. Altman has agreed to waive his right to the annual cash retainer and annual equity award that are otherwise payable to the Company’s non-employee directors under the Company’s non-employee director compensation program. Mr. Altman will be eligible to receive reimbursement for certain expenses that he incurs as a member of the Board in accordance with the Company’s reimbursement policy.

There are no family relationships between Mr. Altman and any of the Company’s directors or executive officers. Additionally, Mr. Altman does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company has issued a press release announcing the appointment of Mr. Altman. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 5.02.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated February 14, 2023
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Anterix Inc.

Date: February 14, 2023	/s/ Gena L. Ashe
Gena L. Ashe
Chief Legal Officer and Corporate Secretary